Exhibit 99.1

News Release

Hillman Solutions Corp. Announces Completion of Redemption of All Outstanding Warrants
CINCINNATI, Ohio - December 30, 2021 - Hillman Solutions Corp. (NASDAQ: HLMN), (“Hillman” or “the Company”), a leading provider of complete hardware solutions, today announced the completion of the redemption of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Amended and Restated Warrant Agreement (the “Warrant Agreement”), dated November 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (“the Warrant Agent”) as part of the units sold in the initial public offering (the “IPO”) of Lancadia Holdings III, Inc., the Company’s predecessor, and that remained outstanding at 5:00 p.m. New York City time on December 22, 2021 (the “Redemption Date”) for a redemption price of $0.10 per Public Warrant. In addition, the Company announced the completion of the redemption of the outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) on the same terms as the outstanding Public Warrants.
On November 22, 2021, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date it would redeem all of the outstanding Warrants at a redemption price of $0.10 per Warrant. Of the 16,666,628 Public Warrants that were outstanding as of the closing of the Business Combination, 666 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 16,199,169 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 4,260,978 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 97.2% of the outstanding Public Warrants. In addition, all 8,000,000 Private Warrants that were outstanding as of the closing of the Business Combination were exercised on a cashless basis in exchange for an aggregate of 2,104,000 shares of Common Stock in accordance with the terms of the Warrant Agreement. Total cash proceeds to the Company generated from exercises of the Warrants for cash were approximately $7,659. Following the Redemption Date, the Company had no Public Warrants or Private Warrants outstanding.
In connection with the redemption, the Public Warrants ceased trading on The Nasdaq Global Market and were delisted, with the trading halt announced after close of market on December 22, 2021. The Company’s Common Stock continues to trade on The Nasdaq Global Market under the symbol “HLMN.”
About Hillman Solutions Corp.
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry leading customer service to over 40,000 locations. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & industrial customers. Leveraging its distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.
Contact Information
Investors:
VP Investor Relations
Jennifer Hills
Jennifer.Hills@hillmangroup.com
513-975-5248